Exhibit 99.1
Leadis Technology Revises Revenue Outlook for the Fourth Quarter
SUNNYVALE, California – December 15, 2008 – Leadis Technology, Inc. (Nasdaq: LDIS), an analog and mixed-signal semiconductor developer of color display drivers, LED drivers, power management, audio and touch ICs for mobile consumer electronics devices, today revised its revenue guidance for the fourth quarter ended December 31, 2008 to $2 million to $2.5 million from the previous target of $5.2 million. The company also announced that a settlement has been reached in its shareholder class action lawsuit.
“Our revenue outlook has declined as a result of customer order pushouts on our two largest display driver programs,” said Mr. Tony Alvarez, President and CEO. “These devices are built into high-end smart phones, which have been significantly impacted by the current economic downturn. Expense management is critical in this environment, and we have taken steps to reduce costs to ensure that we meet or exceed the expense reduction targets stated during our last earnings call.”
Leadis also announced that it has reached a settlement in principle regarding the securities class action lawsuit filed in April 2005 pertaining to the company’s initial public offering in June 2004. The terms of the settlement, which include no admission of liability or wrongdoing by Leadis, provide for a full and complete release of all claims in the litigation and payment of $4.2 million into a settlement fund. There will be no earnings or cash effect of this settlement on the company as the settlement amount will be paid entirely by the company’s liability insurer. The settlement remains subject to final documentation and approval by the Court.
“While Leadis strongly denies the allegations in the complaint and intended to vigorously defend against these claims, our insurance carrier decided to pay the settlement in full without any contribution from the company,” said Mr. Alvarez. “We are pleased to put this lawsuit behind us and ensure it does not distract us from our focus.”
IR Contacts
John Allen, Chief Financial Officer
Eric Itakura, Director Business Development & Investor Relations
(408) 331-8616
About Leadis Technology, Inc.
Leadis Technology, Inc., headquartered in Sunnyvale, California, designs, develops and markets analog and mixed-signal semiconductors that enable and enhance the features and capabilities of portable and consumer electronics devices. Leadis’ product offerings include color display drivers, which are critical components of displays used in portable consumer electronic devices; LED drivers, which provide controlled levels of current required to drive light emitting diodes in diverse applications including backlight units; power management ICs including LDOs, LDO controllers, shunt references, thermal switches, current regulators, and battery charger controllers; audio CODEC and FM transmitter ICs, which are integral components in portable media players and their associated aftermarket accessories; and touch controller ICs, which enable highly reliable touch-based input controls and attractive industrial design options for both mobile and non-mobile applications.
Cautionary Language
This press release contains forward-looking statements regarding the company’s business and financial outlook for the fourth quarter of 2008 and beyond, and the preliminary settlement of the company’s shareholder class action lawsuit, based on the company’s current expectations. These forward-looking statements reflect the company’s current views and assumptions but are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: risks that the company may not be able to maintain its current level of revenue; risks that one or more of the company’s concentrated group of customers may further reduce demand or price for the company’s products or a particular product; risks associated with the current economic conditions; the company’s dependence on a limited number of products; risks that the company’s new products may not be completed in a timely fashion or gain market acceptance; risks related to the semiconductor and portable electronic industries; risks that the District Court will not approve the preliminary settlement or the plan of allocation or that a significant number of class members will opt out of the settlement; and other factors. For a discussion of these and other factors that could impact the company’s financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to the company’s Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, in the sections titled Risk Factors and Forward-Looking Statements, which are available at www.leadis.com. The projections in this press release are based on information currently available to the company. Although such projections, as well as the factors influencing them, may change in the future, the company undertakes no responsibility to update the information contained in this press release. (LDISG)